Exhibit 99.1

Innovex Announces Fiscal 2009 Second Quarter Results

PLYMOUTH, Minn.--(BUSINESS WIRE)--May 7, 2009--Innovex (Pink Sheets: INVX) today reported revenue for the fiscal 2009 second quarter ending April 4, 2009 of $8.9 million compared to $13.7 million for the fiscal 2009 first quarter, representing a 35.0% decrease quarter on quarter. Revenue, excluding pass through material, for the fiscal 2009 second quarter was $7.2 million compared to $10.6 million for the fiscal 2009 first quarter, representing a 32.1% decrease quarter on quarter.

The Company reported a net loss of $6.5 million, or $0.33 per diluted share, in the fiscal 2009 second quarter, as compared to a net loss of $4.7 million, or $0.24 per diluted share, in the fiscal 2009 first quarter. The net loss reported in the fiscal 2009 second quarter included an asset impairment charge of $700,000 based on a potential cancellation of the sales contract of the Litchfield facility. Excluding the asset impairment charges, the net loss in the fiscal 2009 second quarter was $5.8 million, or $0.30 per diluted share. The net loss reported in the Company’s fiscal 2009 first quarter included restructuring charges of $612,000, or $0.03 per diluted share. Excluding restructuring charges, the net loss in the fiscal 2009 first quarter was $4.1 million, or $0.21 per diluted share.

Flat Panel Display (FPD) product revenue constituted 55% of the Company’s net sales for the fiscal 2009 second quarter, Actuator Flex Circuit (AFC) revenue was 39% and integrated circuit packaging application, network system and other application revenue was 6%.

The fiscal 2009 second quarter decrease in revenue as compared to the fiscal 2009 first quarter was primarily driven by lower revenue in AFC and FPD products, which decreased by 43% and 28%, respectively. The decrease in revenue was mainly due to low demand early in the quarter and through the Chinese New Year holidays, as well as materials shortage experienced during the month of March 2009 which resulted in delays in delivery to our customers. Customer orders increased late in the quarter, and the Company ended the fiscal 2009 second quarter with a backlog of orders of approximately $10 million, comprised of $3.8 million of orders that were requested to be delivered in the fiscal 2009 second quarter and $6.5 million of orders with delivery requested within the fiscal 2009 third quarter.

“The slow down that started in November carried through into the second quarter with January and February demand still low. The demand returned later in the quarter, and with better performance in our operations we could have realized additional revenue during the quarter,” said Terry Dauenhauer, President and Chief Executive Officer. “Lower inventory levels and some tightened supplier terms contributed to the difficulty of the situation as we tried to minimize cash usage during the ramp.”

Gross margins for the fiscal 2009 second quarter were impacted by the lower than expected revenue and low capacity utilization. The Company continues to focus on growing revenue and improving operational efficiency and cost in the future fiscal quarters.

Cash used by operating activities was $628,000 in the fiscal 2009 second quarter. The Company’s liquidity on April 4, 2009 was $2.2 million, which was comprised of $1.3 million of cash on hand and $893,000 available under our short-term packing credit and working capital facilities. Utilization of the Company’s packing credit facility is dependent on presenting qualifying customer purchase orders to the banks for draw down. The Company’s liquidity position decreased by $1.8 million when compared to January 3, 2009 mainly because of the pay down in accounts payables and bank loans and partly offset by the reduction in inventory levels and improvement in the Company’s Days Sales Outstanding (DSO) from 59 days in the fiscal 2009 first quarter to 43 days in the fiscal 2009 second quarter. Capital expenditures for the fiscal 2009 second quarter were $90,000.

During the months of February, March and April, the Company received verbal extensions from its Thai banking partners with respect to scheduled payments of approximately $16.1 million during such months under its agreements with the Thai banks. While the Company has not received any formal written extension from the Thai banks, the Company believes the Thai banks will not demand immediate payment of the obligations under the bank facilities, so long as the Company is working with the Thai banking partners to restructure the existing bank debt and to obtain an additional short term working capital facility to help resolve immediate requirements that are critical in providing assurance of supply to the Company’s customers. As the Company is focusing its efforts on restructuring the bank debt and obtaining working capital, the Company anticipates that it may require additional extensions with respect to payments which otherwise become due and are not paid pending resolution of the restructuring discussions. There is no assurance that the Company’s debt will be restructured on terms acceptable to the Company or at all.

“We continue to work with our Thai banking partners to restructure all our debt. Although the banks’ Board of Directors’ written approval has not yet been obtained and is not committed or guaranteed, the structure for the debt restructuring proposal, which includes a formal extension of all amounts otherwise due to the banks, has been verbally agreed upon between Innovex and the bank executives for submission to the Banks’ respective boards,” stated Randy Acres, Chief Financial Officer.

Conference Call & Live Webcast

Innovex will conduct a conference call and webcast for investors beginning at 5:00 p.m. Eastern Time (ET) on Thursday, May 7, 2009. During the conference call, Mr. Dauenhauer and other Company Officers will discuss the Company’s future product, revenue, mix and margin expectations along with historical results.

To listen to the live conference call, dial 785-424-1053 and ask for conference ID “Innovex.” The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available from Thursday, May 7, 2009 through Saturday, May 9, 2009. To access the replay, dial (402) 220-1110 and ask for conference ID “Innovex.” The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, ability to restructure the Company’s credit facilities and obtain short term working capital facility, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

INNOVEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended
	April 4, 2009	March 29, 2008

Net sales	$8,879	$13,274
Costs and expenses:
Cost of sales	12,090	16,228
Selling, general and administrative	2,035	2,188
Royalty expense to equity investee	-	20
Engineering	437	597
Asset impairment and restructuring charges	700	720
Net (gain) loss on sale of assets	-	(126)
Net interest expense	764	740
Net FX (gain) loss	(692)	2,128
Net other (income) expense	13	(34)
Income (loss) before income taxes	(6,468)	(9,187)

Provision for income taxes	-	-
Net income (loss)	($6,468)	($9,187)

Net income (loss) per share:
Basic	($0.33)	($0.47)
Diluted	($0.33)	($0.47)

Weighted average shares outstanding:
Basic shares	19,437	19,408
Diluted shares	19,437	19,408

	Six Months Ended
	April 4, 2009	March 29, 2008

Net sales	$22,544	$34,069
Costs and expenses:
Cost of sales	28,016	38,040
Selling, general and administrative	3,652	4,736
Royalty expense to equity investee	-	128
Engineering	862	1,282
Asset impairment and restructuring charges	1,312	2,971
Net (gain) loss on sale of assets	-	(125)
Net interest expense	1,656	1,422
Net FX (gain) loss	(1,864)	2,731
Net other (income) expense	55	(52)
Income (loss) before income taxes	(11,145)	(17,064)

Provision for income taxes	-	-
Net income (loss)	($11,145)	($17,064)

Net income (loss) per share:
Basic	($0.57)	($0.88)
Diluted	($0.57)	($0.88)

Weighted average shares outstanding:
Basic shares	19,437	19,408
Diluted shares	19,437	19,408
INNOVEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
	April 4,	September 27,
Assets	2009	2008
Cash and short-term investments	$1,321	$6,532
Accounts receivable, net	4,209	14,345
Inventory	5,564	9,999
Other current assets	1,529	1,876
Total current assets	12,623	32,752
Property, plant and equipment, net	32,712	34,438
Assets held for sale	0	1,927
Intangible & other assets, net	33	40
Total assets	$45,368	$69,157

Liabilities and Stockholders' Equity (Deficit)
Current maturities of long-term debt	$4,750	$3,538
Line of credit	33,067	32,665
Accounts payable	12,952	23,306
Other current liabilities	3,491	4,479
Total current liabilities	54,260	63,988
Long-term debt	15,972	18,970
Stockholders' equity (deficit)	(24,864)	(13,801)
Total liabilities and stockholders' equity (deficit)	$45,368	$69,157
INNOVEX, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Six months ended
	April 4, 2009	March 29, 2008
Cash Flows From Operating Activities:
Net income (loss)	($11,145)	($17,064)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,905	3,873
Asset impairment charge	700	-
Stock option expense	83	216
Other non-cash items	2	(71)
Changes in operating assets and liabilities:
Accounts receivable	10,136	2,995
Inventories	4,435	2,604
Other current assets	347	(1,726)
Other long term assets	7	270
Accounts payable	(10,355)	(5,493)
Other current liabilities	(988)	(437)
Net cash used in operating activities	(2,873)	(14,833)

Cash Flows From Investing Activities:
Capital expenditures	(955)	(680)
Proceeds from sale of assets	-	126
Net cash used in investing activities	(955)	(554)

Cash Flows From Financing Activities:
Payments on long-term debt	(935)	(3,092)
Issuance of long-term debt	-	3,682
Effect of currency translation on long-term debt	(850)	-
Net line of credit activity	402	13,068
Proceeds from exercise of stock options	-	1
Net cash provided by (used in) financing activities	(1,383)	13,659
Increase (decrease) in cash and equivalents	(5,211)	(1,728)
Cash and equivalents at beginning of period	6,532	10,454
Cash and equivalents at end of period	$1,321	$8,726

Use of non-GAAP financial measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance to GAAP. We provide these non-GAAP financial measures to be helpful in assessing the Company’s on-going operating results and to allow for greater transparency related to supplemental information. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release and financial statements previously filed with the Securities and Exchange Commission.

Revenue excluding pass-through material:

The revenue excluding pass-through material non-GAAP financial measures used in this press release allow quantification of the margin generating portion of our revenue and the margin performance for that portion. Revenue excluding pass-through material is calculated by subtracting pass-through material from GAAP revenue. Pass-through material is defined as material components where our customer provides the specifications, dictates the supplier and negotiates the price of components to be added to the Innovex manufactured flexible circuit.

In millions	Quarter ending
	April 4, 2009	January 3, 2009
Net sales	$8.9	$13.7
Pass-through material components	1.7	3.1
Revenue excluding pass-through material	$7.2	$10.6

Net loss and net loss per share excluding restructuring & goodwill impairment:

The net loss and net loss per share excluding restructuring costs & goodwill impairment non-GAAP financial measures used in this press release provide information related to our operating results excluding charges related to transitional activities.

Net loss excluding restructuring & asset impairment:

In millions	Quarter ending
	April 4, 2009	January 3, 2009
Net loss	$6.5	$4.7
Restructuring expense & asset impairment	0.7	0.6
Net loss excluding restructuring & asset impairment	$5.8	$4.1

Net loss per share excluding restructuring & asset impairment:

	Quarter ending
	April 4, 2009	January 3, 2009
Net loss per share	$0.33	$0.24
Restructuring expense & asset impairment per share	0.03	0.03
Net loss per share excluding restructuring & asset impairment	$0.30	$0.21

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-383-4035
Internet: http://www.innovexinc.com